As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-196570

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1028629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of Principal Executive Offices)	(Zip Code)

2011 Equity Compensation Plan
(Full title of the plan)

Mr. Kurt C. Yost
SVP and General Counsel
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN  37932
(Name and address of agent for service)

(865) 223-6575
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT
This Post-Effective Amendment to Registration Statement on Form S-8 constitutes Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-196570, filed June 6, 2014. This Post-Effective Amendment is being filed solely for the purpose of updating the reoffer prospectus that forms a part of this Post-Effective Amendment including information relating to the resale of control securities acquired or to be acquired by selling security holders listed under the “Selling Security Holders” section of the prospectus. The selling security holders have acquired or will acquire the securities pursuant to the 2011 Equity Compensation Plan, or 2011 Plan. The reoffer prospectus contained herein has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling security holders.
The inclusion of the individuals listed under the “Selling Security Holders” section of the prospectus does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by each selling security holder at his sole discretion and such individuals are listed as selling security holders solely to register the shares that each has received or will receive under the 2011 Equity Compensation Plan.

ii

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

MILLER ENERGY RESOURCES, INC.

5,000,000 Shares of Common Stock

The shares of our common stock covered by this prospectus may be offered and sold to the public by certain selling security holders of Miller. The selling security holders have acquired or will acquire the shares under Amendment No. 1 to the 2011 Equity Compensation Plan.

This prospectus also covers the resale of shares granted under the 2011 Equity Compensation Plan by persons who are our "affiliates" within the meaning of federal securities laws.  Affiliated selling security holders may sell all or a portion of the shares from time to time on the New York Stock Exchange or on such exchange as our common stock may be listed, in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices.

We will not receive any proceeds from sales of shares by selling security holders.

For a description of the plan of distribution of these shares, please see page 15 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol MILL.  On November 4, 2014 the last sale price of our common stock was $3.15.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2014
The original date of this prospectus is June 6, 2014

When used herein, the terms “Miller,” "we," "our," and "us" refers to Miller Energy Resources, Inc., a Tennessee corporation, formerly known as Miller Petroleum, Inc., and our subsidiaries. In addition, when used herein “fiscal 2014” refers to the fiscal year ended April 30, 2014, “fiscal 2013” refers to the year ended April 30, 2013 and “fiscal 2012” refers to the fiscal year ended April 30, 2012.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (SEC).  Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E. Room 1580 Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-K for the year ended April 30, 2014 as filed on July 14, 2014 and as amended on July 15, 2014,

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2014, as filed on September 9, 2014,

•	Current Report on Form 8-K as filed on July 18, 2014,

•	Current Report on Form 8-K as filed on July 31, 2014,

•	Current Report on Form 8-K as filed on August 1, 2014,

•	Current Report on Form 8-K/A as filed on August 12, 2014,

•	Current Report on Form 8-K as filed on August 20, 2014,

•	Current Report on Form 8-K as filed on August 22, 2014,

•	Current Report on Form 8-K as filed on August 29, 2014,

•	Current Report on Form 8-K as filed on September 18, 2014,

•	Current Report on Form 8-K as filed on September 26, 2014,

•	Current Report on Form 8-K as filed on October 9, 2014,

•	Current Report on Form 8-K as filed on October 29, 2014,

•	Current Report on Form 8-K as filed on October 31, 2014, and

•	Current Report on Form 8-K as filed on November 5, 2014.

In addition, all reports and documents filed by us pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, Miller Energy Resources, Inc., at 9721 Cogdill Road, Suite 302, Knoxville, TN 37932, telephone number (865) 223-6575.

OUR COMPANY

We are an independent exploration and production company that utilizes seismic data and other technologies for the geophysical exploration, development and production of oil and natural gas wells in southcentral Alaska, including the Cook Inlet and Kenai Peninsula, and the Appalachian region of eastern Tennessee.

Our principal executive offices are located at 9721 Cogdill Road, Suite 302, Knoxville, TN 37932 and our telephone number is (865) 223-6575.  Our fiscal year end is April 30.  We maintain a corporate web site at www.millerenergyresources.com.  The information which appears on this web site is not part of this prospectus.

Unless specifically set forth to the contrary, when used in this report, the terms "Miller Energy Resources," the "Company," "we," "us," "ours," "MER," "Miller," and similar terms refer to our Tennessee corporation Miller Energy Resources, Inc., formerly known as Miller Petroleum, Inc., and our subsidiaries, Miller Rig & Equipment, LLC, Miller Energy Colorado 2014-1, LLC, Miller Drilling, TN LLC, Miller Energy Services, LLC, East Tennessee Consultants, Inc. ("ETC"), East Tennessee Consultants II, LLC ("ETCII"), Miller Energy GP, LLC, and Cook Inlet Energy, LLC ("CIE"), collectively.

RISK FACTORS

Investing in our securities involves risk. Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for fiscal 2014, as amended, together with any material changes thereto contained in subsequent filed Quarterly Report on Form 10-Q, and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the Company's operations, economic performance and financial condition in this prospectus, and may make other forward-looking statements from time to time in other public filings, press releases and discussions with our management. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities, and also include those statements preceded by, followed by or that otherwise include the words "may," "could," "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "goal," "plans," "objective," "should" or similar expressions or variations on such expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that our expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	the potential for us to experience additional operating losses;

•	material weaknesses in our internal control over financial reporting and our need to enhance our systems, accounting, controls and reporting performance;

•	potential limitations imposed by debt covenants under our senior credit facilities on our growth and our ability to meet our business objectives;

•	debt costs under our existing senior credit facilities;

•	the ability of our lenders to redetermine the borrowing base under our $250,000 senior secured, reserve-based revolving credit facility or First Lien RBL;

•	our ability to meet the financial and production covenants contained in the First Lien RBL and/or our $175,000 second lien credit facility;

•	whether we are able to complete or commence our drilling projects within our expected time frame or expected budget;

•	our ability to recover proved undeveloped reserves;

•	our ability to successfully acquire, integrate and exploit new productive assets in the future;

•	whether we can establish production on certain leases in a timely manner before expiration;

•	our ability to complete the work commitments required as terms of our Susitna Basin exploration licenses;

•	our experience with horizontal drilling;

•	risks associated with the hedging of commodity prices;

•	our dependence on third party transportation facilities;

•	concentration risk in the market for the oil and natural gas we produce in Alaska;

•
our ability to perform under the terms of our oil and gas leases, and exploration licenses with the Alaska Department of Natural Resources, including meeting the funding or work commitments of those agreements;

•	uncertainties related to deficiencies identified by the SEC in our Form 10-K for 2011;

•	the impact of natural disasters on our Cook Inlet Basin operations;

•
the effect of global market conditions on our ability to obtain reasonable financing and on the prices of our common stock, 10.75% Series C Cumulative Redeemable Preferred Stock or Series C Preferred Stock and 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock or Series D Preferred Stock;

•	limitations placed on us with respect to the issuance and/or designation of additional preferred stock;

•	litigation risks;

•	the imprecise nature of our reserve estimates;

•	risks related to drilling dry holes or wells without commercial quantities of hydrocarbons;

•	fluctuating oil and gas prices and the impact on our results from operations;

•	the need to discover or acquire new reserves in the future to avoid declines in production;

•	differences between the present value of cash flows from proved reserves and the market value of those reserves;

•	the existence within the industry of risks that may be uninsurable;

•	the potential for shortages or increases in costs of equipment, services and qualified personnel;

•	strong industry competition;

•	constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level;

•	the potential to incur substantial penalties and fines if we fail to comply with all applicable FERC administered statutes, rules, regulations and orders;

•	new regulation on derivative instruments used by us to manage our risk against fluctuating commodity prices;

•	the impact that proposed federal, state, or local regulation regarding hydraulic fracturing could have on us;

•	the effect that future environmental legislation could have on various costs;

•	the impact of certain provisions included in the FY2015 U.S. federal budget on certain tax incentives and deductions we currently use;

•	that no dividends may be paid on our common stock for some time;

•	cashless exercise provisions of outstanding warrants;

•	market overhang related to outstanding options, and warrants;

•	the impact of non-cash gains and losses from derivative accounting on future financial results;

•	risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates;

•	the effects of the change of control conversion features of our Series C and Series D Preferred Stock on a potential change of control;

•	the junior ranking of our Series C and Series D Preferred Stock to our Series B Cumulative Redeemable Preferred Stock or Series B Preferred Stock and all of our indebtedness;

•	our ability to pay dividends on the Series C or Series D Preferred Stock;

•	whether our Series C or Series D Preferred Stock is rated;

•	the ability of our Series C or Series D Preferred Stockholders to exercise conversion rights upon a change of control;

•	fluctuations in the market price of our Series C or Series D Preferred Stock;

•	whether we issue additional shares of Series C or Series D Preferred Stock or additional series of preferred stock that rank on parity with the Series C and Series D Preferred Stock;

•	the very limited voting rights held by our Series C and Series D Preferred Stockholders;

•	the newness of the Series D Preferred Stock and the limited trading market of the Series C and Series D Preferred Stock; and

•	risks related to our continued listing of the Series C and Series D Preferred Stock on the NYSE.
Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made in this prospectus, our Annual Report on Form 10-K for fiscal 2014, as amended, and our subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, and readers should carefully review this prospectus and our Annual Report on Form 10-K for fiscal 2014 in their entirety, including the risks described in Item 1A. Risk Factors, as well as our subsequent filings with the SEC. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds we may receive from the exercise of options granted under the 2011 Plan will be used for general working capital.

2011 EQUITY COMPENSATION PLAN

On January 17, 2011, our board of directors approved the 2011 Plan, and recommended the adoption of the 2011 Plan by our stockholders. On March 11, 2011 at our 2010 Annual Meeting of Shareholders, our shareholders approved and adopted the 2011 Plan.  On April 16, 2014 at our 2013 Annual Meeting of Shareholders, our shareholders approved and adopted an amendment to the 2011 Plan which added 5,000,000 shares to the 2011 Plan. These additional shares are registered pursuant to a Registration Statement on Form S-8, File No. 333-196570, to which this post-effective amendment relates. On October 30, 2014 at our 2014 Annual Meeting of Shareholders, our shareholders approved and adopted an amendment to the 2011 Plan which added 2,500,000 shares to the 2011 Plan.  Those additional shares are being registered pursuant to a separate Registration Statement on Form S-8, filed today

The purpose of the 2011 Plan is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment the success of our company is largely dependent.  We believe that the 2011 Plan provides an incentive to such persons to continue in our service, to perform at and above targeted levels, and to give them a greater interest as shareholders in our success.  We have reserved a total of 15,750,000 shares of our common stock for issuance under this plan.  Options and restricted stock awards may be granted under the 2011 Plan only to our employees, officers, directors, or consultants. As of November 4, 2014, we have granted options and restricted stock awards in the amount of 13,266,577 shares of our common stock under the plan, with exercise prices ranging from $3.09 per share to $6.95 per share.

Administration and Eligibility

The 2011 Plan is administered by the Compensation Committee of our board of directors. The Compensation Committee determines, from time to time, those of our employees, officers, directors or consultants to whom options, stock appreciation rights, restricted stock, other stock-based awards or cash incentive awards will be granted, the terms and provisions of each such grant, the dates such grants will become exercisable or be settled, the number of shares subject to each equity grant, the exercise price or base price of awards, where applicable, vesting and performance terms and conditions, and all other terms and conditions, subject to the specific requirements of the 2011 Plan. All other questions relating to the administration of the 2011 Plan and the interpretation of its provisions are to be resolved at the sole discretion of the Compensation Committee.

Amendment and Termination of the 2011 Plan

The board of directors may amend, suspend, discontinue or terminate the 2011 Plan or the Compensation Committee's authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under applicable New York Stock Exchange Rules or rules of any stock exchange on which our common stock may then be listed. New York Stock Exchange Rules require shareholder approval of material modifications to plans such as the 2011 Plan, including increases in the number of shares reserved for awards. Under these rules, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2011 Plan or broaden eligibility. The Compensation Committee is authorized to amend the 2011 Plan, to the extent within the scope of its authority under its charter, subject to the same restrictions that apply to the Board.

Unless the plan is suspended or terminated by the board of directors, the 2011 Plan will terminate on January 17, 2021, and the 2011 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award. Any termination of the 2011 Plan will not affect the validity of any options previously granted thereunder.

Grants under the 2011 Plan

The 2011 Plan provides for the grant of incentive stock options, or ISOs, qualifying as ISOs under Section 422 of the Internal Revenue Code and non-statutory stock options, or NSOs, that do not so qualify.  Any option granted under the 2011 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.  Options may be exercised by payment of the exercise price in cash or, if permitted by the Compensation Committee, shares having a fair market value equal to the exercise price. This may include withholding of option shares to pay the exercise price. The Compensation Committee also is permitted to establish procedures for broker-assisted cashless exercises.

Stock appreciation rights may be granted under the 2011 Plan. Such awards entitle a holder to receive, upon exercise, the “spread” between the exercise-date fair market value of a share of common stock and the “base price” specified for the SAR, with payment in either cash or shares as determined by the Compensation Committee. The base price must be at least 100% of the fair market value of the underlying shares on the date of grant.

The maximum term of options and stock appreciation rights is ten years from the date of grant.

Full-value awards that may be granted under the 2011 Plan include restricted stock and other stock-based awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. Typically, other stock-based awards are contractual commitments to deliver shares at a future date, subject to specified conditions such as service requirements or performance conditions. These types of awards may be designated as restricted stock units.

The 2011 Plan also authorizes cash incentive awards. We have implemented annual incentive awards to executive officers under this authorization, in order that amounts earned under the awards will be fully tax deductible by us.

The Compensation Committee has discretion in setting the vesting schedule of options, stock appreciation rights, restricted stock, other stock-based awards, and cash incentive awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options and stock appreciation rights, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.

Per-Person Award Limitations

The 2011 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given fiscal year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2011 Plan relating to more than his or her "annual limit". The annual limit equals 3.0 million shares plus the amount of the participant's unused annual limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2011 Plan limits the granting of such awards so that they do not authorize the earning by a participant during any fiscal year in excess of the participant's defined annual limit, which for this purpose equals $6 million plus the amount of the participant's unused cash annual limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2011 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2011 Plan.

Performance-Based Awards

The Compensation Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. If so determined by the Compensation Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	oil or gas production, or increases in proven reserves, or other measures of discovery or recovery of oil, gas and other natural resources;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share, basic or diluted;

•	return measures, including return on assets, gross or net, return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment, discounted or otherwise, net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit, which means our operating earnings minus a charge for capital, or economic value created;

•	operating margin or profit margin;

•	shareholder value creation measures, including stock price or total shareholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Compensation Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Compensation Committee for comparison, or in such other way as the Compensation Committee may determine. The Compensation Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

Nothing in the 2011 Plan precludes the Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2011 Plan.

Adjustment Upon Changes in Capitalization or other Corporate Events

The 2011 Plan provides that, in the event of any dividend, other than a cash dividend, payable on shares of our common stock, stock split, reverse stock split, combination or exchange of shares, or other similar event occurring after the grant of an award which results in a change in the shares of our common stock as a whole:

•	the number of shares issuable in connection with any such award and the purchase price thereof, if any, will be proportionately adjusted to reflect the occurrence of any such event, and

•	the Compensation Committee will determine whether such change requires an adjustment in the aggregate number and kind of shares reserved for issuance under the 2011 Plan.

If any person is or becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities and the Board does not authorize or otherwise approve such acquisition, then outstanding awards under the 2011 Plan will become vested. The Compensation Committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our outstanding common stock, including by way of merger or reorganization, which has been approved by the Board accelerate the vesting of any or all outstanding awards and compel the participant to relinquish any outstanding award in exchange for payment of the fair market value of the underlying shares.

Assignability of Plan Options and Termination of Employment

All awards are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and in the case of exercisable awards, during the lifetime of the participant, may be exercised only by the participant, except as provided by the Compensation Committee. The 2011 Plan contains default provisions specifying the post-termination exercise period of options in the event of death, disability, retirement and certain other terminations of employment. The Compensation Committee retains discretion, however, regarding all vesting and post-termination exercise terms of awards under the 2011 Plan.

Summary of Federal Tax Consequences

The following is only a brief summary of the effect of federal income taxation on an optionee under the 2010 Plan. Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) ASC Topic 718.  This Statement requires that compensation costs related to share-based payment transactions, such as stock options or restricted stock award, be recognized in the financial statements.  Under ASC Topic 718, an optionee, recipient of a restricted stock award and our company will be subject to certain tax consequences and accounting charges, regardless of the type of option or restricted stock award.

Options granted under the 2011 Plan may be either ISOs which satisfy the requirements of Section 422 of the Internal Revenue Code or NSOs which do not meet such requirements. The federal income tax treatment for the two types of options differs, as summarized below.

•          ISOs. No taxable income is recognized by an optionee at the time of the grant of an ISO, and no taxable income is generally recognized at the time an ISO is exercised. However, the excess of the fair market value of the common stock received upon the exercise of an ISO over the exercise price is includable in the employee’s alternative minimum taxable income and may be subject to the alternative minimum tax, or AMT. For AMT purposes only, the basis of the common stock received upon exercise of an ISO is increased by the amount of such excess.

An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an ISO are sold or otherwise disposed. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that, for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee’s basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and the fair market value of the common stock on the date of exercise, or the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, we are required to report such ordinary income on form W-2, and we will then be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

•          NSOs. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will in general recognize ordinary income, in the year in which an NSO is exercised, equal to the excess of the fair market value of purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price. We are required to report such ordinary income on form W-2 or 1099 as appropriate, and we will then be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised NSO. The deduction will in general be allowed for our taxable year in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

•          Restricted Stock. Unless the recipient of a restricted stock grant elects to treat such grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting, i.e. when the restrictions on the grant lapse, equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we are required to report such ordinary income on form W-2 or 1099 as appropriate and we will then be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

•           Other Stock-Based Awards and Incentive Awards. In many cases a stock-based award or an incentive award will be granted in a form in which we make a contractual commitment to deliver shares or pay cash to the recipient at a future date, subject to specified conditions such as performance or other vesting terms. The recipient will recognize ordinary income at the time he or she actually or constructively receives the payment of shares or cash, with the amount of ordinary income relating to shares to the fair market value of the shares at the time they are received by the recipient. At the time that the recipient recognizes ordinary income in respect of such an award, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient, except as discussed below.

Any award that is deemed to be a deferral arrangement, that is, not excluded or exempted under the tax regulations, will be subject to Internal Revenue Code Section 409A. The establishment of the timing of any distribution of cash or shares under such an award, including any right of a participant to elect to defer compensation under such an award, must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore would remain fully tax deductible by the company that pays it. Under the 2011 Plan, options and stock appreciation rights granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Compensation Committee expects to be named executive officers, other than the Chief Financial Officer, at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals generally will be intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2011 Plan will be fully deductible under all circumstances. In addition, other awards under the 2011 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, not be deductible by us as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible by us under Internal Revenue Code Sections 4999 and 280G.

The foregoing is only a summary of the effect of federal income taxation upon us and the participants under the 2011 Plan. This discussion is not intended as tax guidance to participants in the 2011 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2011 Plan, such as payment of the exercise price of an option by surrender of previously acquired shares, or in the event of the participant’s death. The summary does not address in any detail the effects of other federal taxes, including possible "golden parachute" excise taxes, or taxes imposed under the tax laws of any state, municipality, or foreign country in which the participants may reside.

Restrictions Under Securities Laws

The sale of all shares issued under the 2011 Plan must be made in compliance with federal and state securities laws.  Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.  Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

At November 4, 2014 there were 46,599,471 shares of our common stock issued and outstanding.  The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our Board of Directors, executive officers and/or employees of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,

•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and

•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2011 Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his shares received under the 2011 Plan and/or the non-plan employee options, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned (1)	Shares to be offered	Shares to be owned after offering	% owned after offering
Scott M. Boruff (2)	7,898,728	100,000	7,798,728	1.7%
John M. Brawley (3)	335,000	835,000	-	-
Carl F. Giesler, Jr. (4)	1,160,000	2,100,000	60,000	<1%
Bob G. Gower (5)	96,696	310,000	96,696	<1%
David M. Hall (6)	1,898,450	235,000	1,863,450	4.0%
Gerald E. Hannahs (7)	468,297	160,000	468,297	1.0%
Deloy Miller (8)	2,881,467	260,000	2,621,467	5.6%
William B. Richardson (9)	-	260,000	-	-
A. Haag Sherman (10)	35,000	100,000	35,000	<1%
Charles M. Stivers (11)	267,114	160,000	267,114	<1%
David J. Voyticky (12)	3,174,956	179,655	2,995,301	6.4%
Kurt C. Yost (13)	259,200	35,000	224,200	<1%

1           The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named shareholder.

2           The number of shares owned by Mr. Boruff includes 8,000 shares owned for the benefit of his minor children, options to purchase 250,000 shares of our common stock which are exercisable at $0.33 per share expiring in August, 2018, options to purchase 450,000 shares of our common stock exercisable at $5.94 and 50,000 shares of our common stock exercisable at $6.53 that expire in April 2015, an option to purchase 2,500,000 shares of our common stock exercisable at $6.00 that expires in December 2015, and an option to purchase 250,000 shares of our common stock exercisable at $5.89 that expires in May 2015. The number of shares owned by Mr. Boruff excludes a restricted stock grant of 50,000 shares which has not yet vested. The number of shares to be offered includes 100,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

3           The number of shares owned by Mr. Brawley includes options to purchase 300,000 shares of common stock at $6.11 per share expiring in November 2023, and a restricted stock grant of 35,000 which vests on November 12, 2014, but excludes options to purchase 500,000 shares of common stock at $6.11 per share which have not yet vested and expire in November 2023. The number of shares to be offered includes:

•	800,000 shares of common stock underlying options with an exercise price of $6.11 per share granted under the 2011 Plan, and

•	35,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

4           The number of shares owned by Mr. Giesler includes options to purchase 500,000 shares of common stock at $4.35 per share expiring in September 2024, and excludes options to purchase 1,000,000 shares of common stock at $4.35 which have not yet vested and expire in April 2024. The number of shares to be offered includes:

•	1,500,000 shares of common stock underlying options with an exercise price of $4.35 per share granted under the 2011 Plan, and

•	600,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

5           The number of shares owed by Dr. Gower excludes options to purchase 250,000 shares of common stock at $5.29 per share which have not yet vested and expire in April 2024 and options to purchase 60,000 shares of common stock at $5.68 per share which have not yet vested and expire in July 2024. The number of shares to be offered includes:

•	250,000 shares of common stock underlying options with an exercise price of $5.29 per share granted under the 2011 Plan, and

•	60,000 shares of common stock underlying options with an exercise price of $5.68 per share granted under the 2011 Plan.

6           The number of shares owned by Mr. Hall includes a warrant to purchase 711,000 shares of our common stock exercisable at $1.00 expiring in December 2014, a warrant to purchase 480,000 shares of our common stock exercisable at $2.00 expiring in December 2014, options to purchase 100,000 shares of our common stock exercisable at $5.94 expiring in April 2020, and options to purchase 175,000 shares of our common stock exercisable at $5.89 which expire in May 2021, but excludes options to purchase 200,000 shares of our common stock at $4.05 which have not yet vested and expire in September 2024. The number of shares to be offered includes:

•	200,000 shares of common stock underlying options with an exercise price of $4.05 per share granted under the 2011 Plan, and

•	35,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

7           The number of shares owned by Mr. Hannahs includes options to purchase 66,667 shares of our common stock at an exercise price of $3.84 expiring in July 2022 and an option to purchase 40,000 shares of our common stock at an exercise price of $4.34 expiring in July 2023, but excludes an option to purchase 33,333 shares of our common stock at an exercise price of $3.84 that has not yet vested and expires in July 2023, options to purchase 60,000 shares of our common stock at an exercise price of $5.68 which have not yet vested and expire in July 2024, and options to purchase 100,000 shares of our common stock at $4.90 which have not yet vested and expire in September 2024. The number of shares to be offered includes:

•	60,000 shares of common stock underlying options with an exercise price of $5.68 per share granted under the 2011 Plan, and

•	100,000 shares of common stock underlying options with an exercise price of $4.90 per share granted under the 2011 Plan.

8           The number of shares owned by Mr. Miller includes an option to purchase 300,000 shares of our common stock exercisable at $5.94 expiring in April 2020, an option to purchase 50,000 shares of our common stock exercisable at $6.53 expiring in April 2015, and an option to purchase 175,000 shares of our common stock exercisable at $5.89 which expire in May 2021. The number of shares offered includes:

•	60,000 shares of common stock granted as a restricted stock award under the 2011 Plan, and

•	200,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

9           The number of shares owned by Governor Richardson excludes options to purchase 200,000 shares of common stock at $5.29 per share which have not yet vested and expire in April 2024 and options to purchase 60,000 shares of common stock at $5.68 per share which have not yet vested and expire in July 2024. The number of shares offered includes:

•	200,000 shares of common stock underlying options with an exercise price of $5.29 per share granted under the 2011 Plan, and

•	60,000 shares of common stock underlying options with an exercise price of $5.68 per share granted under the 2011 Plan.

10           The number of shares owned by Mr. Sherman excludes options to purchase 100,000 share of common stock at $4.90 per share which have not yet vested and expire in September 2024. The number of shares offered includes 100,000 shares of common stock underlying options with an exercise price of $4.90 per share granted under the 2011 Plan.

11           The number of shares owned by Mr. Stivers includes options to purchase 100,000 shares of common stock at $5.94 per share expiring in April 2020, options to purchase 40,000 shares of common stock at an exercise price of $5.89 which expire in May 2021, options to purchase 40,000 shares of common stock at an exercise price of $3.84 that expire in July 2022, and options to purchase 40,000 shares of common stock at an exercise price of $4.34 that expire in July 2023, but excludes options to purchase 60,000 shares of common stock at $5.68 per share which have not yet vested and expire in July 2024 and options to purchase 100,000 shares of our common stock at $4.90 which have not yet vested and expire in September 2024. The number of shares offered includes:

•	60,000 shares of common stock underlying options with an exercise price of $5.68 per share granted under the 2011 Plan; and

•	100,000 shares of common stock underlying options with an exercise price of $4.90 per share granted under the 2011 Plan.

12          The number of shares owned by Mr. Voyticky includes options to purchase 200,000 shares of common stock at $5.94 per share expiring in April 2020 and options to purchase 100,000 shares of common stock at $4.98 per share expiring in July 2020, options to purchase 150,000 shares of our common stock exercisable at $5.89 which expire in May 2021, and options to purchase 2,300,000 shares of common stock at an exercise price of $5.35 which expire in June 2016. The number of shares to be offered includes:

•	100,000 shares of common stock granted as a restricted stock award under the 2011 Plan, and

•	79,655 shares of common stock granted as a restricted stock award under the 2011 Plan.

13          The number of shares owned by Mr. Yost includes options to purchase 222,240 shares of common stock at $4.01 per share expiring in May 2022, but excludes options to purchase 27,760 shares of common stock at an exercise price of $4.01 which have not yet vested and expire in May 2022. The number of shares offered includes 35,000 shares of common stock granted as a restricted stock award under the 2011 Plan.

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•      on the New York Stock Exchange or on such exchanges or over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•      in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•      through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anna East Corcoran, Assistant General Counsel, Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302, Knoxville, TN 37932. Mrs. Corcoran is the owner of 1,750 shares and options to purchase 135,000 shares of our common stock exercisable between April 27, 2011 and May 27, 2021 at exercise prices ranging from $5.89 to $5.94.

EXPERTS

The consolidated financial statements of Miller Energy Resources, Inc. as of April 30, 2014 and 2013, and for each of the years in the three-year period ended April 30, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of April 30, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of April 30, 2014, contains an explanatory paragraph that states that a material weakness related to an insufficient complement of corporate accounting and finance personnel to consistently operate management review controls was identified and included in management's assessment.

INDEMNIFICATION

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful.

In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

Our Board of Directors has adopted these provisions to indemnify our directors, executive officers and agents.
The Tennessee Business Corporation Act also provides that a corporation may limit the liability of a director for monetary damages in the event of a breach of fiduciary duty. Our shareholders approved an amendment to our charter to provide for this limitation on our directors’ liability.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-K for the year ended April 30, 2014 as filed on July 14, 2014 and as amended on July 15, 2014,

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2014, as filed on September 9, 2014,

•	Current Report on Form 8-K as filed on July 18, 2014,

•	Current Report on Form 8-K as filed on July 31, 2014,

•	Current Report on Form 8-K as filed on August 1, 2014,

•	Current Report on Form 8-K/A as filed on August 12, 2014,

•	Current Report on Form 8-K as filed on August 20, 2014,

•	Current Report on Form 8-K as filed on August 22, 2014,

•	Current Report on Form 8-K as filed on August 29, 2014,

•	Current Report on Form 8-K as filed on September 18, 2014,

•	Current Report on Form 8-K as filed on September 26, 2014,

•	Current Report on Form 8-K as filed on October 9, 2014,

•	Current Report on Form 8-K as filed on October 29, 2014,

•	Current Report on Form 8-K as filed on October 31, 2014, and

•	Current Report on Form 8-K as filed on November 5, 2014.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, at 9721 Cogdill Road, Suite 302, Knoxville, TN 37932, telephone number (865) 223-6575.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful.

In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

Our Board of Directors has adopted these provisions to indemnify our directors, executive officers and agents.

The Tennessee Business Corporation Act also provides that a corporation may limit the liability of a director for monetary damages in the event of a breach of fiduciary duty. Our shareholders approved an amendment to our charter to provide for this limitation on our directors’ liability.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.        Exemption From Registration Claimed.

Persons eligible to receive grants under the 2011 Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision.  The recipient must express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.        Exhibits.

Exhibit No.	Description
5.1	Opinion of Anna East Corcoran**
10.1	2011 Equity Compensation Plan (1)
10.2	Amendment No. 1 to 2011 Equity Compensation Plan*
10.3	Amendment No. 2 to 2011 Equity Compensation Plan (2)
23.1	Consent of KPMG LLP**
23.2	Consent of Anna East Corcoran (included in Exhibit 5.1 hereof)**

*    Previously filed
**    Filed herewith

(1)	Incorporated by reference to the Current Report on Form 8-K as filed on March 17, 2011.

(2)	Incorporated by reference to the Registration Statement on Form S-8 filed on November 7, 2014.

Item 9.        Undertakings.

The undersigned registrant hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.         That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

4.         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.

The undersigned registration hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee on November 6, 2014.

MILLER ENERGY RESOURCES, INC.

By:	/s/ CARL F. GIESLER, JR.
Carl F. Giesler, Jr., Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott M. Boruff his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT M. BORUFF	Executive Chairman of the Board of Directors	November 6, 2014
Scott M. Boruff

/s/ CARL F. GIESLER, JR.	Chief Executive Officer, director, principal executive officer	November 6, 2014
Carl F. Giesler, Jr.

/s/ JOHN M. BRAWLEY	Chief Financial Officer, principal financial officer	November 6, 2014
John M. Brawley

/s/ BOB G. GOWER	Director	November 6, 2014
Bob G. Gower

/s/ GERALD E. HANNAHS	Director	November 6, 2014
Gerald E. Hannahs

/s/ WILLIAM B. RICHARDSON	Director	November 6, 2014
William B. Richardson

/s/ A. HAAG SHERMAN	Director	November 6, 2014
A. Haag Sherman

/s/ CHARLES M. STIVERS	Director	November 6, 2014
Charles M. Stivers